EXHIBIT 99.1

Investor Contact:	Don Washington	News Release
Director, Investor Relations and
	Corporate Communications	EnPro Industries
5605 Carnegie Boulevard
Charlotte, North Carolina 28209-4674
Phone:	704-731-1527	Phone: 704-731-1500
Fax: 704-731-1511
Email:	don.washington@enproindustries.com	www.enproindustries.com
EnPro Industries Reports
Fourth Quarter and Full Year Results for 2009
•	Sales improved 18% over the third quarter of 2009; year-over-year rate of decline slowed to 8% compared to 23% in the first nine months

•	Before asbestos-related expense and other selected items, earnings from continuing operations were $0.60 a share compared to $0.59 a share in the fourth quarter of 2008

•	Asbestos-related pre-tax expense of $93.9 million in the quarter includes a non-cash charge of $80.7 million to adjust the 10-year estimate of the liability

•	Net loss of $1.93 a share in the quarter includes asbestos-related expenses of $2.93 a share

•	Full year sales fell 19% from 2008; before asbestos-related expenses and other selected items, 2009 earnings from continuing operations were $1.72 compared to $3.31 in 2008.
CHARLOTTE, N.C., February 11, 2010 — EnPro Industries (NYSE: NPO) today reported a net loss of $38.6 million, or $1.93 a share, for the fourth quarter of 2009. The loss includes a pre-tax charge of $93.9 million for asbestos-related expenses, primarily non-cash and reflecting an increase in the 10-year estimate of the asbestos liability of its subsidiaries. It also includes net income of $0.7 million, or $0.03 a share, from Quincy Compressor. Quincy is reflected as a discontinued operation in the company’s financial statements due to its impending sale, and prior year results have been adjusted to reflect the reclassification. The sale is expected to close in the first quarter of 2010.
In the fourth quarter of 2008, the company reported net income of $5.3 million, or $0.26 a share, including $3.6 million, or $0.18 a share, from discontinued operations. Per share amounts are expressed on a diluted basis throughout this release.
Before asbestos-related expenses and other selected items, the company’s income from continuing operations in the fourth quarter of 2009 was $12.3 million, or $0.60 a share, compared to $11.9 million, or $0.59 a share, in the fourth quarter of 2008.
Earnings before interest, income taxes, depreciation, amortization, asbestos-related expenses and other selected items (EBITDAA) were $30.3 million in the fourth quarter of 2009 compared with $31.7 million in the fourth quarter of 2008.
Sales declined to $223.2 million in the fourth quarter from $241.5 million in the fourth quarter of 2008, but the 8% decline was well below the 23% experienced through the first nine months of 2009, and total sales were the highest the company recorded in any quarter of 2009. Excluding the benefit of foreign exchange rates, sales declined 10% from the fourth quarter of 2008.
“Although activity in our markets remains at a low level, our results in the fourth quarter provide additional evidence of growing stability and the effectiveness of our cost reduction programs and operating strategies,” said Steve Macadam, president and chief executive officer. “Comparisons to 2008 improved as the year-to-year rate of decline slowed, and a sequential comparison to the third quarter of 2009 showed an 18% increase in sales as all three of our segments reported increased activity. Higher volumes, combined with the cost reductions we implemented over the past several quarters, helped segment profits and profit margins increase over the third quarter, even though restructuring costs increased by $2 million, and segment margins returned to the levels we reported a year ago.
“Our performance in the quarter was an encouraging finish to a very challenging year,” Macadam said. “While activity in our markets remains well below the peaks we experienced in 2008, we have dealt effectively with these circumstances and our operations are well positioned to grow as conditions improve.”
Asbestos Liability
During the fourth quarter, the company, along with its independent consultant and outside counsel, completed its normal annual review of its 10-year estimate of the asbestos liability of its subsidiaries. As a result of the review, the company has adjusted its previous estimate of the liability to reflect changes in its assumptions regarding new mesothelioma claims filings, payments by trusts established to pay claims against former asbestos defendants who have emerged from bankruptcy, and other factors. As a result of the adjustment, the company recorded a non-cash charge of $80.7 million to adjust the estimate as well as a non-cash charge of $6.2 million for the normal quarterly update of the estimate. The company also incurred cash expenses for legal and administrative costs of $7.0 million in the quarter, resulting in total asbestos-related expenses of $93.9 million in the fourth quarter and $135.5 million for the full year.
Full Year Results
For the full year of 2009, EnPro reported a net loss of $139.3 million, or $6.97 a share. The loss includes the previously mentioned charge to increase the 10-year estimate of the asbestos liability as well as the pre-tax charge of $113.1 million recorded in the second quarter related to the impairment of goodwill at the company’s GGB Bearings Technology and Plastomer Technologies businesses. Discontinued operations contributed net income in 2009 of $4.3 million, or $0.22 a share. For the full year of 2008, the company reported net income of $50.6 million, or $2.40 a share, including $17.8 million, or $0.84 a share, from discontinued operations.
Before asbestos-related expenses and other selected items, including the goodwill impairment charge, the company’s earnings from continuing operations were $34.8 million, or $1.72 a share in 2009, compared with $69.6 million, or $3.31 a share, in 2008. EBITDAA in 2009 was $97.1 million compared to $158.5 million in 2008.
Sales from continuing operations for the full year fell by 19% to $803.0 million as the company’s markets weakened in comparison to 2008, when sales from continuing operations were $993.8 million. Excluding the effect of foreign exchange rates, sales were 16% below the level of 2008.
Sealing Products Segment
Sales in the Sealing Products segment reached $104.3 million in the fourth quarter, their highest level in 2009, but a 10% decrease compared to the fourth quarter of 2008. Excluding the benefit of foreign exchange rates, sales decreased by 11% from the fourth quarter of 2008. While demand from the energy and industrial markets served by Garlock Sealing Technologies increased over the levels of the first three quarters of 2009, it remained below the level of the fourth quarter of 2008, and sales at Garlock declined compared to a year ago. Because activity in the segment’s heavy-duty truck markets remained well below the levels of 2008, Stemco’s sales also declined compared to a year ago.

($ Millions)
Quarter Ended	12/31/09	12/31/08

Sales	$104.3	$115.9
EBITDA	$18.1	$19.8
EBITDA Margin	17.4%	17.1%

The segment’s earnings before interest, taxes, depreciation and amortization (EBITDA) were $18.1 million, a 9% decrease from a year ago, as volumes declined in the segment’s operations. However, cost reductions and improved pricing helped improve the segment’s EBITDA margin to 17.4% from 17.1% in the fourth quarter of 2008.

Engineered Products Segment
Sales in the Engineered Products segment were 3% below the fourth quarter of 2008, but 14% above the third quarter of 2009. Excluding the effect of foreign exchange and a small contribution from acquisitions, sales declined by 10% from the fourth quarter of 2008. GGB Bearing Technology’s European automotive markets improved compared to the fourth quarter of 2008, but industrial markets in both the United States and Europe were weaker than they were a year ago, and GGB’s sales decreased. Compressor Products International also experienced weaker markets, although sales at CPI were about the same as a year ago reflecting the benefits of foreign exchange and acquisitions.

($ Millions)
Quarter Ended	12/31/09	12/31/08

Sales	$65.6	$67.4
EBITDA	$6.3	$6.0
EBITDA Margin	9.6%	8.9%

The segment’s EBITDA improved slightly from the fourth quarter of 2008, while a smaller loss at GGB helped the segment’s EBITDA margins increase to 9.6%, their highest level since the third quarter of 2008. The segment’s results do not include Quincy Compressor due to its classification as a discontinued operation.
Engine Products and Services Segment
Parts and services sales increased over the fourth quarter of 2008 but Fairbanks Morse shipped two fewer engines, so sales in the Engine Products and Services segment declined by 9%. Productivity improvements, better pricing and improved profit margins both on engines and on parts and service resulted in the same amount of EBITDA as in the fourth quarter of 2008 and produced higher EBITDA margins.

($ Millions)
Quarter Ended	12/31/09	12/31/08

Sales	$53.6	$58.7
EBITDA	$10.7	$10.7
EBITDA Margin	20.0%	18.2%

Cash Flow
After the December 31, 2009 completion of the Technetics acquisition, the company’s largest of the year, EnPro’s cash balance stood at $76.8 million or about the same as at the end of 2008. Spending on acquisitions increased in 2009 to $51.1 million, primarily as a result of the purchase of Technetics, from $33.0 million the year before. Capital expenditures declined by about 50% to $22.1 million from $44.8 million in 2008.
Cash flows from operating activities declined to $59.0 million in 2009 from $77.5 million in 2008 as the company’s earnings weakened. However, lower tax payments and reduced working capital spending helped to offset a portion of the decline.
Net cash outflows for asbestos-related payments and expenses were $39.8 million in 2009 compared to $37.0 million in 2008. While total outflows were about the same as in 2008, insurance collections were $2.9 million less.
Outlook
“The pace of recovery in our markets is uncertain, but we believe modest growth is likely during the first half of the year,” said Macadam. “An increase in volume and the advantages of the cost reduction and efficiency programs we implemented last year should benefit our performance during that period and improve our results compared to the first half of 2009. The short cycles of most of our businesses make the second half of the year more difficult to foresee, but we are confident that we have positioned our operations to capture new opportunities as they arise throughout the year.
“Our balance sheet remains strong and the resources available for investments in our operations will only be increased by the proceeds from the sale of Quincy Compressor. With stable markets, a lean enterprise and a solid financial base, we look forward to resuming our growth in 2010,” Macadam concluded.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with GAAP. They include income before asbestos-related expenses and other selected items, EBITDAA, EBITDA and related per share amounts. Tables showing the effect of these non-GAAP financial measures for the fourth quarter and full year of 2009 and 2008 are attached to the release.
Conference Call and Webcast Information
EnPro will hold a conference call today, February 11, at 10:00 a.m. Eastern Standard Time to discuss fourth quarter and full year results. Investors who wish to participate in the call should dial 1-800-851-4704 approximately 10 minutes before the call begins and provide conference id number 53920004. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, http://www.enproindustries.com. To access the presentation, log on to the webcast by clicking the link on the company’s home page.
Forward-Looking Statements
Statements in this release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: the resolution of current and potential future asbestos claims against certain of our subsidiaries which depends on such factors as the possibility of asbestos reform legislation, the financial viability of insurance carriers, the timing of payments of claims and related expenses, the timing of insurance collections, limitations on the amount that may be recovered from insurance carriers, the bankruptcies of other defendants and the results of litigation; general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt and lease payments, employee benefit obligations and other matters. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2008, and the Form 10-Q for the quarter ended September 30, 2009, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, compressor systems and components, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

EnPro Industries, Inc.
Consolidated Statements of Operations (Unaudited)
For the Quarters and Years Ended December 31, 2009 and 2008
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended		Years Ended
		Dec. 31,		Dec. 31,
	Dec. 31,	2008	Dec. 31,	2008
	2009	As adjusted (1)	2009	As adjusted (1)

Net sales	$223.2	$241.5	$803.0	$993.8
Cost of sales	143.2	163.5	523.8	635.4

Gross profit	80.0	78.0	279.2	358.4

Operating expenses:
Selling, general and administrative expenses	60.3	54.4	224.3	241.6
Asbestos-related expenses	93.9	14.8	135.5	52.1
Goodwill impairment charge	—	—	113.1	—
Other operating expense (income), net	2.8	1.8	10.5	(0.3)

Total operating expenses	157.0	71.0	483.4	293.4

Operating income (loss)	(77.0)	7.0	(204.2)	65.0

Interest expense	(3.0)	(3.2)	(12.3)	(12.7)
Interest income	0.3	0.4	0.9	2.7
Other income (expense), net	(1.7)	(1.4)	17.4	(5.4)

Income (loss) from continuing operations before income taxes	(81.4)	2.8	(198.2)	49.6
Income tax benefit (expense)	42.1	(1.1)	54.6	(16.8)

Income (loss) from continuing operations	(39.3)	1.7	(143.6)	32.8
Income from discontinued operations, net of taxes	0.7	3.6	4.3	17.8

Net income (loss)	$(38.6)	$5.3	$(139.3)	$50.6

Basic earnings (loss) per share:
Continuing operations	$(1.96)	$0.09	$(7.19)	$1.62
Discontinued operations	0.03	0.18	0.22	0.88

Net income (loss)	$(1.93)	$0.27	$(6.97)	$2.50

Average common shares outstanding (millions)	20.0	19.9	20.0	20.2

Diluted earnings (loss) per share:
Continuing operations	$(1.96)	$0.08	$(7.19)	$1.56
Discontinued operations	0.03	0.18	0.22	0.84

Net income (loss)	$(1.93)	$0.26	$(6.97)	$2.40

Average common shares outstanding (millions)	20.0	20.3	20.0	21.1

(1)	The 2008 results have been adjusted to reflect the retrospective application of Accounting Standards Codification 470-20, “Debt with Conversion and Other Options” as required in its transition guidance. They have also been adjusted to reflect Quincy Compressor in discontinued operations due to its impending sale. This footnote applies to all tables contained herein.

EnPro Industries, Inc.
Consolidated Statements of Cash Flows (Unaudited)
For the Years Ended December 31, 2009 and 2008
(Stated in Millions of Dollars)

		2008
	2009	As adjusted (1)

Operating activities of continuing operations
Net income (loss)	$(139.3)	$50.6
Adjustments to reconcile net income (loss) to net cash provided by operating activities of continuing operations:
Income from discontinued operations, net of taxes	(4.3)	(17.8)
Depreciation	27.0	26.7
Amortization	13.3	13.4
Accretion of debt discount	5.2	4.7
Goodwill impairment charge	113.1	—
Loss (gain) on sale of assets	0.3	(2.4)
Deferred income taxes	(67.7)	(0.2)
Stock-based compensation	1.8	3.9
Excess tax benefits from stock-based compensation	—	(0.8)
Change in assets and liabilities, net of effects of acquisitions of businesses:
Asbestos liabilities, net of insurance receivables	95.6	15.2
Accounts and notes receivable	29.5	10.4
Inventories	(8.4)	(11.2)
Accounts payable	(0.2)	(14.5)
Other current assets and liabilities	(3.5)	(4.8)
Other non-current assets and liabilities	(3.4)	4.3

Net cash provided by operating activities of continuing operations	59.0	77.5

Investing activities of continuing operations
Purchases of property, plant and equipment	(22.1)	(44.8)
Proceeds from sales of assets	0.3	4.2
Proceeds from liquidation of investments	7.4	10.5
Acquisitions, net of cash acquired	(51.1)	(33.0)
Other	(0.8)	4.6

Net cash used in investing activities of continuing operations	(66.3)	(58.5)

Financing activities of continuing operations
Repayments of debt	(9.9)	(3.7)
Common stock repurchases	—	(69.2)
Proceeds from issuance of common stock	0.4	0.4
Excess tax benefits from stock-based compensation	—	0.8

Net cash used in financing activities of continuing operations	(9.5)	(71.7)

Cash flows of discontinued operations
Operating cash flows	18.1	20.7
Investing cash flows	(2.7)	(14.7)
Financing cash flows	—	(0.4)

Net cash provided by discontinued operations	15.4	5.6

Effect of exchange rate changes on cash and cash equivalents	1.9	(5.8)

Net increase (decrease) in cash and cash equivalents	0.5	(52.9)
Cash and cash equivalents at beginning of year	76.3	129.2

Cash and cash equivalents at end of year	$76.8	$76.3

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$7.4	$8.0
Income taxes	$13.2	$37.0
Asbestos-related claims and expenses, net of insurance recoveries	$39.8	$37.0

EnPro Industries, Inc.
Consolidated Balance Sheets (Unaudited)
As of December 31, 2009 and 2008
(Stated in Millions of Dollars)

		2008
	2009	As adjusted (1)

Current assets
Cash and cash equivalents	$76.8	$76.3
Accounts and notes receivable	112.7	132.9
Asbestos insurance receivable	67.2	67.9
Inventories	86.1	72.5
Other current assets	52.2	39.2
Current assets of discontinued operations	57.5	38.8

Total current assets	452.5	427.6

Property, plant and equipment	185.4	185.7
Goodwill	125.7	211.7
Other intangible assets	116.0	98.5
Asbestos insurance receivable	171.4	239.5
Deferred income taxes	119.9	76.8
Other assets	50.3	59.6
Long-term assets of discontinued operations	—	34.4

Total assets	$1,221.2	$1,333.8

Current liabilities
Current maturities of long-term debt	$0.1	$9.6
Accounts payable	56.5	53.2
Asbestos liability	85.4	85.3
Other accrued expenses	71.7	79.0
Current liabilities of discontinued operations	16.2	20.6

Total current liabilities	229.9	247.7

Long-term debt	130.3	124.9
Asbestos liability	406.9	380.2
Pension liability	84.8	80.3
Other liabilities	57.7	74.3
Long-term liabilities of discontinued operations	—	0.3

Total liabilities	909.6	907.7

Shareholders’ equity
Common stock	0.2	0.2
Additional paid-in capital	402.7	400.2
Retained earnings (accumulated deficit)	(94.7)	44.6
Accumulated other comprehensive income (loss)	4.8	(17.4)
Common stock held in treasury, at cost	(1.4)	(1.5)

Total shareholders’ equity	311.6	426.1

Total liabilities and shareholders’ equity	$1,221.2	$1,333.8

EnPro Industries, Inc.
Segment Information (Unaudited)
For the Quarters and Years Ended December 31, 2009 and 2008
(Stated in Millions of Dollars)
Sales

	Quarters Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008
Sealing Products	$104.3	$115.9	$399.4	$503.5
Engineered Products	65.6	67.4	238.3	350.0
Engine Products and Services	53.6	58.7	166.7	142.1

	223.5	242.0	804.4	995.6
Less intersegment sales	(0.3)	(0.5)	(1.4)	(1.8)

	$223.2	$241.5	$803.0	$993.8

Segment Profit (Loss)

			Years Ended
	Quarters Ended		December 31,
	December 31,			2008
	2009	2008	2009	As adjusted
Sealing Products	$13.7	$15.8	$55.8	$87.0
Engineered Products	1.4	1.3	(13.3)	38.5
Engine Products and Services	9.6	9.7	30.5	20.2

	$24.7	$26.8	$73.0	$145.7

Segment Margin

			Years Ended
	Quarters Ended		December 31,
	December 31,			2008
	2009	2008	2009	As adjusted
Sealing Products	13.1%	13.6%	14.0%	17.3%
Engineered Products	2.1%	1.9%	(5.6)%	11.0%
Engine Products and Services	17.9%	16.5%	18.3%	14.2%

	11.1%	11.1%	9.1%	14.7%

Reconciliation of Segment Profit to Income (Loss) from Continuing Operations

			Years Ended
	Quarters Ended		December 31,
	December 31,			2008
	2009	2008	2009	As adjusted (1)
Segment profit	$24.7	$26.8	$73.0	$145.7
Corporate expenses	(8.8)	(3.6)	(28.9)	(27.4)
Asbestos-related expenses	(93.9)	(14.8)	(135.5)	(52.1)
Goodwill impairment charge	—	—	(113.1)	—
Interest expense, net	(2.7)	(2.8)	(11.4)	(10.0)
Other income (expense), net	(0.7)	(2.8)	17.7	(6.6)

Income (loss) from continuing operations before income taxes	(81.4)	2.8	(198.2)	49.6
Income tax benefit (expense)	42.1	(1.1)	54.6	(16.8)

Income (loss) from continuing operations	$(39.3)	$1.7	$(143.6)	$32.8

Segment profit (loss) is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segment. Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, net interest expense, asbestos-related expenses, gains/losses related to the sale of assets, impairments and income taxes are not included in the computation of segment profit. The accounting policies of the reportable segments are the same as those for the Company.
During 2009, the Company modified the methodology for allocating certain corporate expenses that specifically related to the operating segments. For comparability purposes, segment profits in 2008 have been adjusted to be consistent with the new expense allocation used by management to evaluate segment performance.

EnPro Industries, Inc.
Reconciliation of Income Before Asbestos-Related Expenses and Other
Selected Items to Net Income (Loss) from Continuing Operations (Unaudited)
For the Quarters and Years Ended December 31, 2009 and 2008
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended December 31,
			2008
	2009		As adjusted (1)
	$	Per share	$	Per share
:
Income before asbestos-related expenses and other selected items	$12.3	$0.60	$11.9	$0.59
Adjustments (net of tax):
Asbestos-related expenses	(58.7)	(2.93)	(9.3)	(0.46)
Restructuring costs	(1.6)	(0.08)	(1.3)	(0.06)
Gain (loss) on sale of assets	(0.2)	(0.01)	0.1	—
CEO transition costs	—	—	0.3	0.01
Environmental reserve adjustment	(1.0)	(0.05)	—	—
Tax accrual adjustments	9.9	0.51	—	—

Impact	(51.6)	(2.56)	(10.2)	(0.51)

Net income (loss) from continuing operations	$(39.3)	$(1.96)	$1.7	$0.08

	Years Ended December 31,
			2008
	2009		As adjusted (1)
	$	Per share	$	Per share
:
Income before asbestos-related expenses and other selected items	$34.8	$1.72	$69.6	$3.31
Adjustments (net of tax):
Asbestos-related expenses	(84.7)	(4.23)	(32.6)	(1.55)
Restructuring costs	(6.4)	(0.32)	(2.9)	(0.14)
Goodwill impairment charge	(96.1)	(4.81)	—	—
Adjustment of liability for retiree medical benefits	12.0	0.60	—	—
Warranty claim settlement	—	—	1.6	0.07
Gain (loss) on sale of assets	(0.2)	(0.01)	1.5	0.07
CEO transition costs	(1.0)	(0.05)	(2.2)	(0.10)
Proxy contest expenses	—	—	(2.2)	(0.10)
Environmental reserve adjustment	(1.3)	(0.06)	—	—
Tax accrual adjustments	(0.7)	(0.03)	—	—

Impact	(178.4)	(8.91)	(36.8)	(1.75)

Net income (loss) from continuing operations	$(143.6)	$(7.19)	$32.8	$1.56

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company’s reported net income and earnings per share, including items that may recur from time to time. This presentation enables readers to better compare EnPro Industries, Inc. to other diversified industrial manufacturing companies that do not incur significant asbestos-related expenses, the sporadic impact of restructuring activities or other selected items. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results.
The amounts above, which may be considered non-GAAP financial measures, are shown on an after-tax basis and have been calculated by applying a 37.5% assumed effective tax rate to the pre-tax amount except for the goodwill impairment adjustment for which a $17 million benefit is reflected. The tax accrual adjustments have already been stated in after-tax amounts. The pre-tax amounts for the asbestosrelated expenses and goodwill impairment charge are separately presented in the accompanying consolidated statements. The restructuring costs, warranty claim settlement and gain (loss) on sale of assets are included as part of other operating expense (income), net, the adjustment of liability for retiree medical benefits, the environmental reserve adjustment and the proxy contest expenses are included in other (non-operating) income (expense), net and the CEO transition costs are included in selling, general and administrative expenses. The tax accrual adjustments are reflected in income tax expense. Per share amounts were calculated by dividing by the weighted-average shares of common stock outstanding during the periods.

EnPro Industries, Inc.
Reconciliation of EBITDA to Segment Profit (Loss) (Unaudited)
For the Quarters and Years Ended December 31, 2009 and 2008
(Stated in Millions of Dollars)

	Quarter Ended December 31, 2009
			Engine
	Sealing	Engineered	Prods. and	Total
	Products	Products	Services	Segments
Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$18.1	$6.3	$10.7	$35.1

Deduct depreciation and amortization expense	(4.4)	(4.9)	(1.1)	(10.4)

Segment profit	$13.7	$1.4	$9.6	$24.7

EBITDA margin	17.4%	9.6%	20.0%	15.7%

	Quarter Ended December 31, 2008
	As adjusted (1)
			Engine
	Sealing	Engineered	Prods. and	Total
	Products	Products	Services	Segments
Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$19.8	$6.0	$10.7	$36.5

Deduct depreciation and amortization expense	(4.0)	(4.7)	(1.0)	(9.7)

Segment profit	$15.8	$1.3	$9.7	$26.8

EBITDA margin	17.1%	8.9%	18.2%	15.1%

	Year Ended December 31, 2009
			Engine
	Sealing	Engineered	Prods. and	Total
	Products	Products	Services	Segments
Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$72.7	$5.7	$34.3	$112.7

Deduct depreciation and amortization expense	(16.9)	(19.0)	(3.8)	(39.7)

Segment profit (loss)	$55.8	$(13.3)	$30.5	$73.0

EBITDA margin	18.2%	2.4%	20.6%	14.0%

	Year Ended December 31, 2008
	As adjusted (1)
			Engine
	Sealing	Engineered	Prods. and	Total
	Products	Products	Services	Segments
Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$102.9	$58.1	$24.1	$185.1

Deduct depreciation and amortization expense	(15.9)	(19.6)	(3.9)	(39.4)

Segment profit	$87.0	$38.5	$20.2	$145.7

EBITDA margin	20.4%	16.6%	17.0%	18.6%

For a reconciliation of segment profit to net income (loss), please refer to the Segment Information (Unaudited) schedule.

EnPro Industries, Inc.
Reconciliation of EBITDAA to Net Income (Loss) from Continuing
Operations (Unaudited)
For the Quarters and Years Ended December 31, 2009 and 2008
(Stated in Millions of Dollars)

	Quarters Ended		Years Ended
	December 31,		December 31,
		2008		2008
	2009	As adjusted (1)	2009	As adjusted (1)

Earnings before interest, income taxes, depreciation, amortization, asbestos-related expenses and other selected items (EBITDAA)	$30.3	$31.7	$97.1	$158.5

Adjustments:

Interest expense, net	(2.7)	(2.8)	(11.4)	(10.0)

Income tax benefit (expense)	42.1	(1.1)	54.6	(16.8)

Depreciation and amortization expense	(10.6)	(10.0)	(40.3)	(40.1)

Asbestos-related expenses	(93.9)	(14.8)	(135.5)	(52.1)

Restructuring costs	(2.5)	(2.0)	(10.2)	(4.6)

Goodwill impairment charge	—	—	(113.1)	—

Adjustment of liability for retiree medical benefits	—	—	19.2	—

Environmental reserve adjustment	(1.7)	—	(2.1)	—

Warranty claim settlement	—	—	—	2.5

Gain (loss) on sale of assets	(0.3)	0.2	(0.3)	2.4

Proxy contest expenses	—	—	—	(3.4)

CEO transition costs	—	0.5	(1.6)	(3.6)

Impact	(69.6)	(30.0)	(240.7)	(125.7)

Net income (loss) from continuing operations	$(39.3)	$1.7	$(143.6)	$32.8